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                     December 21, 2021

       Thomas Dempsey
       Chief Executive Officer
       Saddlebrook Resorts, Inc.
       5700 Saddlebrook Way
       Wesley Chapel, FL 33543

                                                        Re: Saddlebrook
Resorts, Inc.
                                                            Form 10-K for the
year ended December 31, 2020
                                                            Filed April 28,
2021
                                                            File No. 002-65481

       Dear Mr. Dempsey:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction